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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER OF
                         OCEAN ENERGY, INC. (TEXAS) AND
                          OCEAN ENERGY, INC. (DELAWARE)

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 30, 2001, is made and entered into by and between Ocean Energy, Inc., a Texas corporation ("OEI-Texas"), and Ocean Energy, Inc., a Delaware corporation ("OEI-Delaware"), which corporations are sometimes referred to herein as the "Constituent Corporations."

                                   WITNESSETH

         WHEREAS, OEI-Texas is a corporation organized and existing under the laws of the State of Texas; and

         WHEREAS, OEI-Delaware is a wholly-owned subsidiary corporation of OEI-Texas; and

         WHEREAS, the respective Boards of Directors of OEI-Texas and OEI-Delaware have determined that it is desirable to merge OEI-Texas into OEI-Delaware (the "Merger"); and

         WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that OEI-Texas shall be merged into OEI-Delaware upon the terms and conditions set forth below.

                                    ARTICLE I
                                     MERGER

         On the effective date of the Merger (the "Effective Date") as provided herein, OEI-Texas shall be merged into OEI-Delaware, the separate existence of OEI-Texas shall cease and OEI-Delaware (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of Ocean Energy, Inc. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be Corporation Trust Center, 1209 Orange Street, in the County of New Castle, in the City of Wilmington, Delaware 19801.

                                   ARTICLE II
              CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

         The name of the Surviving Corporation shall be "Ocean Energy, Inc." The Certificate of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Certificate of Incorporation of OEI-Delaware (the "Delaware Charter") without change unless and until amended in accordance with applicable law.


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                                   ARTICLE III
                       BYLAWS OF THE SURVIVING CORPORATION

         The Bylaws of the Surviving Corporation as in effect on the date hereof shall be the Bylaws of OEI-Delaware (the "Delaware Bylaws") without change unless and until amended in accordance with applicable law.

                                   ARTICLE IV
              EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

         4.1. On the Effective Date, each outstanding share of common stock of OEI-Texas, par value $.10 per share (the "Common Stock"), shall be converted into one share of OEI-Delaware common stock, par value $.10 per share (the "Delaware Common Stock"), and each outstanding share of Delaware Common Stock held by OEI-Texas shall be retired and canceled. The shares of Delaware Common Stock shall be identical to the shares of Common Stock in all other aspects.

         4.2 On the Effective Date, each outstanding share of preferred stock of OEI-Texas, par value $1.00 per share (the "Preferred Stock"), shall be converted into one share of OEI-Delaware preferred stock, par value $1.00 per share (the "Delaware Preferred Stock"), and each outstanding share of Delaware Preferred Stock held by OEI-Texas shall be retired and canceled. The shares of Delaware Preferred Stock shall have substantially equivalent rights, preferences and limitations as the Preferred Stock.

         4.3 On the Effective Date, each share of Common Stock held in the Company's treasury shall be converted into one treasury share of OEI-Delaware Common Stock.

         4.4. All options and rights to acquire the Common Stock under all outstanding options, warrants or rights outstanding on the Effective Date will automatically be converted into equivalent options and other rights to purchase the same number of shares of Delaware Common Stock.

         4.5. After the Effective Date, certificates representing shares of the Common Stock and Preferred Stock will represent shares of Delaware Common Stock and Delaware Preferred Stock, respectively, and upon surrender of the same to the transfer agent for OEI-Delaware, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of Delaware Common Stock or Delaware Preferred Stock, as the case may be, into which such shares of Common Stock or Preferred Stock shall have been converted pursuant to Article 4.1 and 4.2, respectively, of this Agreement.

                                    ARTICLE V
                   CORPORATE EXISTENCE, POWERS AND LIABILITIES
                          OF THE SURVIVING CORPORATION

         5.1. On the Effective Date, the separate existence of OEI-Texas shall cease. OEI-Texas shall be merged with and into OEI-Delaware, the Surviving Corporation, in accordance


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with the provisions of this Agreement. Thereafter, OEI-Delaware shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of OEI-Texas and OEI-Delaware, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in OEI-Delaware; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of OEI-Delaware, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in OEI-Texas and OEI-Delaware, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of OEI-Texas, shall thenceforth attach to OEI-Delaware, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         5.2. OEI-Texas agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of OEI-Texas and otherwise to carry out the intent and purposes of this Agreement.

                                   ARTICLE VI
                 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

         6.1. Upon the Effective Date, the officers and directors of OEI-Texas shall become the officers and directors of OEI-Delaware, and such persons shall hold office in accordance with the charter documents of the Surviving Corporation until their respective successors shall have been appointed or elected, and, in case of directors, in the respective classes to which such directors are assigned.

         6.2. If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy may be filled in the manner provided by the charter documents of the Surviving Corporation.

                                   ARTICLE VII
                    APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE,
                   CONDUCT OF BUSINESS PRIOR TO EFFECTIVE DATE

         7.1. Soon after the approval of this Agreement by the requisite number of shareholders of OEI-Texas, the respective Boards of Directors of OEI-Texas and OEI-Delaware will cause their duly authorized officers to make and execute Articles of Merger and a Certificate of Ownership and Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of the States of Texas and Delaware, respectively, in accordance with the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"). The Effective Date shall


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be the date on which the Merger becomes effective under the TBCA or the date on which the Merger becomes effective under the DGCL, whichever occurs later.

         7.2. The Boards of Directors of OEI-Texas and OEI-Delaware may amend this Agreement and the Delaware Charter at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of OEI-Texas may not (i) change the assessment or type of shares to be received in exchange for or on conversion of the shares of the Common Stock or Preferred Stock; or (ii) change any term of the terms and conditions of this Agreement if such change would adversely affect the holders of the Common Stock or Preferred Stock.

                                  ARTICLE VIII
                              TERMINATION OF MERGER

         This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of OEI-Texas and OEI-Delaware.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent the laws of Delaware are required to be applied.

         9.2. Agreement. An executed copy of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1001 Fannin, Suite 1600, Houston, Texas 77002, and, upon request and without cost, a copy thereof will be furnished to any shareholder.

         9.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           OCEAN ENERGY, INC.,
                                           a Texas corporation

                                           By: /s/ James T. Hackett
                                              --------------------------
                                           Name:  James T. Hackett
                                           Title: Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer



                                           OCEAN ENERGY, INC.,
                                           a Delaware corporation

                                           By: /s/ James T. Hackett
                                              --------------------------
                                           Name:  James T. Hackett
                                           Title: President


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